Exhibit 3.3

SORRENTO THERAPEUTICS, INC.
AMENDED AND RESTATED BYLAWS
ARTICLE I - STOCKHOLDERS

Section 1.    Annual Meeting.
(1)    If required by applicable law, an annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place or by means of remote communication as the Board of Directors of the Corporation (the “Board of Directors”) in its sole discretion may determine, on such date, and at such time as the Board of Directors shall each year fix.
(2)    Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s proxy materials with respect to such meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of record of the Corporation who (1) at the time of the giving of the notice provided for in Section 1(3) of this Article I, was a stockholder of record, (2) at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting, and (3) has complied with the procedures set forth in this Section 1 of Article I in all applicable respects (the “Record Stockholder”). For the avoidance of doubt, clause (c) shall be the exclusive means for a stockholder to bring nominations of persons for election to the Board of Directors or the foregoing business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), before an annual meeting of stockholders.
(3)    For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of Section 1(2) of this Article I, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal executive offices, and have provided any updates or supplements to such notice at the times and in the forms required by this Section 1 of Article I, (b) any such business must be a proper matter for stockholder action under Delaware law, and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these Amended and Restated Bylaws. To be timely, a Record Stockholder’s notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is convened more than 30 days before, or delayed by more than 30 days after, the one-year anniversary of the immediately preceding year’s annual meeting of stockholders or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received by the Secretary of the Corporation at the principal executive offices not later than the Close of Business on the later of (i) the ninetieth (90th) day before such annual meeting or (ii) the tenth (10th) day following the day on which Public Announcement (as defined in Section 1(8) of this Article I) of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under the second sentence of this Section 1(3) of this Article I and there is no Public Announcement naming all of the nominees for director or specifying the size of the Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for director for any new positions created by such increase, if it shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the Close of Business on the 10th day following the day on which such Public Announcement is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice.

(4)    If a Solicitation Notice (as defined in Section 1(8) of this Article I) is provided to the Corporation by the Record Stockholder, then in the case of (1) a proposal of business to be considered, the Record Stockholder must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, (2) a nomination or nominations of persons for election to the Board of Directors, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by the Record Stockholder to be sufficient to elect the nominee or nominees proposed to be nominated by the Record Stockholder, and (3) must, in either case, have included in such materials a copy of the Solicitation Notice. If the Record Stockholder does not provide a Solicitation Notice to the Corporation, then the Record Stockholder must not have solicited an amount of proxies that would require the delivery of such a Solicitation Notice to the Corporation.
(5)    Such Record Stockholder’s notice shall set forth, or, where applicable, affirmatively state the absence of:

(a)	as to each person whom the Record Stockholder proposes to nominate for election or re-election as a director:

(i)	the name, age, business address and residence address of such person;

(ii)
the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1(8) of this Article I);

(iii)	the date or dates such shares were acquired and the investment intent of such acquisition;

(iv)
all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1 of this Article I and to serving as a director if elected); and

(v)	whether such person meets the independence requirements of The Nasdaq Stock Market LLC or any other stock exchange upon which the Corporation’s common stock is primarily traded.

(b)	as to each item of business that the Record Stockholder proposes to bring before the meeting:

(i)	a brief description of the business desired to be brought before the meeting;

(ii)
the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Amended and Restated Bylaws, the language of the proposed amendment;

(iii)	the reasons for conducting such business at the meeting;

(iv)
any material interest in such business of each Proposing Person (as defined in Section 1(8) of this Article I), individually or in the aggregate, including any anticipated benefit to any Proposing Person therefrom;

(v)	a reasonably detailed description of all agreements, arrangements and understandings (A) between or among any of the Proposing Persons, or (B) between or among any Proposing Person and any other record or beneficial holders or persons who have the right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such Record Stockholder; and

(vi)
any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1(5)(b)(vi) of this Article I shall not include any disclosures about any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Amended and Restated Bylaws on behalf of a beneficial owner.

(c)	as to each Proposing Person:

(i)	the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii)
the class, series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii)	the nominee holder for, and the number of, shares of stock of the Corporation, by class and series, that are owned beneficially but not of record by such Proposing Person;

(iv)
whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of the foregoing, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing

Person with respect to any share of stock of the Corporation (the foregoing subsections (ii), (iii) and (iv), collectively, the “Securityholdings”);

(v)
any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation;

(vi)	any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(vii)
any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(viii)
any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (v) through (viii) are referred to as “Disclosable Interests”). For purposes hereof, “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(ix)	such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1 of this Article I;

(x)
a complete written description of any agreement, arrangement or understanding (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1(8) of this Article I) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(xi)
as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(xii)
a representation that such Proposing Person is entitled to vote at such meeting and intends to Appear in Person (as defined in Section 1(8) of this Article I) at the meeting to propose such business or nomination, and including in each case specifying (A) to the extent known by such Proposing Person on the date of such stockholder notice, the name and address of any Aligned Person, (B) to the extent known by such Proposing Person, whether such Proposing Person or any Aligned Person, or any affiliates or associates of the foregoing persons, individually or collectively intends to acquire, directly or indirectly, capital stock representing a majority of the voting power of the capital stock of the Corporation or the power to elect or nominate a majority of the Board of Directors, and (C) whether such

Proposing Person intends to deliver (or cause to be delivered) a Solicitation Notice; and

(xiii)
a legally enforceable undertaking to provide the updates required by this clause (5)(c)(xiii) in accordance with its terms. From the date of delivery of the stockholder notice and the closing of the polls at the meeting, such Proposing Person must give written notice to the Secretary of the Corporation at the principal executive offices of the Corporation of any change in the information provided pursuant to this Section 1(5) of this Article I (including, without limitation, any change to the information provided in the completed written questionnaire delivered pursuant to Section 1(5)(d)(i) of this Article I), within two (2) Business Days thereof (each an “Update”), provided that any such Update shall be delivered by such Proposing Person prior to the closing of the polls at the meeting. Any such Update shall specify, at a minimum, the nature, amount and date of the change, and to the extent known, the counterparty thereto, if any.

(d)
To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must also provide to the Secretary of the Corporation at the principal executive office of the Corporation in accordance with the timeline prescribed for delivery of these items in instructions given by or on behalf of the Board of Directors:

(i)
a completed written questionnaire with respect to the background and qualifications of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made, which questionnaire shall be provided by the Secretary of the Corporation upon written request;

(ii)	a written representation and agreement, in the form provided by the Secretary of the Corporation upon written request, that such proposed nominee:
(A)    is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation at the time of such nomination, or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law;
(B)    is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in writing to the Corporation at the time of nomination; and
(C)    in such proposed nominee’s individual capacity and on behalf of such Proposing Person on whose behalf the nomination was made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable corporate governance, conflict of interest, confidentiality, insider trading and other policies and guidelines that may be adopted by the Board of Directors, consistent with the proposed nominee’s fiduciary duties.

(e)
the Board of Directors may also require any proposed nominee for election as a director of the Corporation to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such any proposed nominee’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such of such proposed nominee to serve as a director of the Corporation, including information relevant to a determination whether such proposed nominee can be considered an independent director.

(f)
as to the Record Stockholder giving the stockholder notice, the Record Stockholder must actually Appear in Person at the meeting to propose such business or nomination in order for such business or nomination to be properly considered at the meeting. Notwithstanding the foregoing provisions of this Section 1 of this Article I, unless otherwise required by law, (A) if the Record Stockholder (or a Qualified Representative of the Record Stockholder) (as defined in Section 1(8) of this Article I) does not appear at the meeting of stockholders of the Corporation to present the proposed business, such proposed business may be disregarded or disallowed in the discretion of the chairperson, secretary of the meeting or inspector of elections of the meeting (and if so determined, such proposed business shall not be transacted), notwithstanding that proxies in respect of such vote may have been received by the Corporation, and (B) if the Record Stockholder (or a Qualified Representative of the Record Stockholder) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination may be disregarded or disallowed in the discretion of the chairperson, secretary of the meeting or inspector of elections of the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(g)
Notwithstanding anything in these Amended and Restated Bylaws to the contrary, to the fullest extent permitted by law, any failure by the Proposing Person to provide any Update shall preclude (A) the Proposing Person from voting those Securityholdings at the meeting for which an Update has not been timely provided as required by this subsection, and the chairman, secretary or inspector of elections of the meeting may disallow and disregard any vote cast with respect to any nomination or proposal made by such Proposing Person at such meeting, and (B) any such nominee from being eligible to serve as a director of the Corporation elected at such meeting.

(6)    If information submitted pursuant to this Section 1 or Section 2 of this Article I by the Proposing Person is inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this this Section 1 or Section 2 of this Article I, as applicable. Upon written request by the Secretary of the Corporation, the Board of Directors or any committee thereof, to any stockholder or beneficial owner proposing a nominee for election or re-election as a director or any proposal for other business at a meeting of stockholders shall provide, within seven (7) Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the Record Stockholder pursuant to this this Section 1 or Section 2 of this Article I. If a stockholder or beneficial owner fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 1 or Section 2 of this Article I.
(7)    Except as otherwise expressly provided in any applicable rule or regulation under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1 or Section 2 of this Article I shall be eligible to be elected to the Board of Directors at an annual or special meeting of stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1 or Section 2 of this Article I. Except as otherwise required by law or these Amended and Restated Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1 or Section 2 of this Article I and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded.
(8)    For purposes of these Amended and Restated Bylaws, the following definitions shall apply:

(a)
a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(b)
“Aligned Person” shall mean any stockholder or holder of Securityholdings that is not a Proposing Person that supports the proposed nominee or nominees for election or re-election to the Board of Directors or the business proposed to be brought before the annual meeting set forth in the Record Stockholder’s notice;

(c)
“Appear in Person” shall mean that the Record Stockholder that proposed the business to be brought before the annual meeting (including the nomination of candidates for election as directors to the Board of Directors), or, if the proposing stockholder is not an individual, a Qualified Representative of the proposing stockholder, appear at such annual meeting;

(d)
“Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(e)
“Business Day” shall mean shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close;

(f)	“Close of Business” shall mean 5:00 PM, Pacific Time;

(g)
“Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board of Directors at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board of Directors at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board of Directors at a stockholder meeting is made;

(h)
“Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(i)
to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the Record Stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof;

(j)
“Solicitation Notice” shall mean an affirmative statement by the Record Stockholder that the Record Stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees.

(9)    The foregoing provisions of this Section 1 of this Article I shall apply to the fullest extent permitted by applicable law. In addition, a stockholder shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1 of this Article I shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an annual meeting or (ii) holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Section 2.    Special Meetings.
(1)    Special meetings of the stockholders, other than those required by statute, may be called at any time only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Amended and Restated Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting. The special meeting shall be held at such place or by means of remote communication as the Board of Directors in its sole discretion may determine.
(2)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who meets the requirements set forth in Section 1(2)(c) of Article I and who fully complies with the notice and other procedures set forth in Section 1 of this Article I. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1(5) of this Article I shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation no earlier than the Close of Business on the one hundred twentieth (120th) day prior to such special meeting and not later than the Close of Business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period for the giving of a record stockholder’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors, or (ii) by a record stockholder in accordance with the notice procedures set forth in this Article I.
(3)    Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Section 3.    Notice of Meetings.
Notice of the place, if any, date and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in writing or by electronic transmission in the manner required by law (including, without limitation, as set forth in Section 1 of Article VII), not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation of the Corporation, as may be amended or restated from time to time).
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. To the fullest extent permitted by law, the Board of Directors may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to this Article I, Section 3 hereof or otherwise.
Section 4.    Quorum.
At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.
If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.
Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 5.    Organization.
Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.
Section 6.    Conduct of Business.
The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman of the meeting shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.
Section 7.    Proxies and Voting; Inspector of Elections.
At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication, electronic transmission or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication, electronic transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.
If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery or such other court as may have jurisdiction for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary of the Corporation shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this paragraph shall be a majority or even-split in interest.
The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors of election to replace any inspector of election who fails to act. If no inspector of election or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors of election to act at the meeting. Each inspector of election, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector of election with strict impartiality and according to the best of his or her ability. The inspector or inspectors of election so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors of election, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the rules and regulations of any stock exchange applicable to the Corporation, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
Section 8.    Stock List.
A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, during ordinary business hours, for a period of at least 10 days prior to the meeting in the manner required by law.
If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

ARTICLE II - BOARD OF DIRECTORS

Section 1.    Number, Election and Term of Directors.
The authorized number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office.
Section 2.    Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for the remainder of the full term of the director for which the vacancy was created or occurred or until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 3.    Resignation.
Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary of the Corporation, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary of the Corporation or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office.
Section 4.    Regular Meetings.
Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages or facsimile, or by electronic mail or other electronic means. No further notice will be required for regular meetings of the Board of Directors.
Section 5.    Special Meetings.
Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages or facsimile, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it will be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 6.    Quorum.
At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
Section 7.    Participation in Meetings By Conference Telephone.
Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
Section 8.    Conduct of Business.
At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 9.    Compensation of Directors.
Unless otherwise required by law, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

ARTICLE III - COMMITTEES
Section 1.    Committees of the Board of Directors.
The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.
Section 2.    Conduct of Business.
Each committee of the Board of Directors may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II, mutatis mutandis. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE IV - OFFICERS
Section 1.    Generally.
The officers of the Corporation shall consist of, if and when designated by the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chief Financial Officer, and/or an Assistant Secretary, as may from time to time be appointed by the Board of Directors. All officers shall be elected by the Board of Directors; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same person unless specifically prohibited therefrom by law. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors, a committee thereof or by such officers as may be designated by resolution of the Board of Directors.
Section 2.    Chief Executive Officer.
The Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. The Chief Executive Officer shall preside at all meetings of the stockholders. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.
Section 3.    President.
The President shall be the chief operating officer of the Corporation. He or she shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief operating officer or that are delegated to him or her by the Board of

Directors. Subject to the direction of the Board of Directors and the Chief Executive Officer, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation. Unless another officer has been appointed the Corporation’s Chief Executive Officer, the President shall also have the powers and responsibilities set forth under Section 2 of this Article IV.
Section 4.    Vice President.
Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors and that are commonly incident to their office. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.
Section 5.    Chief Financial Officer.
The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office of the chief financial officer and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or the President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.
Section 6.    Secretary.
The Secretary shall issue all authorized notices for, and shall maintain minutes of, all meetings of the stockholders and the Board of Directors and any committee thereof. He or she shall have charge of the corporate books and shall perform such other duties that are commonly incident to the office of secretary and as the Board of Directors may from time to time prescribe. The Chief Executive Officer or the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary.
Section 7.    Treasurer.
The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties that are commonly incident to the office of treasurer and as the Board of Directors may from time to time prescribe. Unless another officer has been appointed the Corporation’s Chief Financial Officer, the Treasurer shall also have the powers and responsibilities set forth under Section 5 of this Article IV.
Section 8.    Chairperson of the Board.
The Chairman of the Board (which may also be referred to as the “Chairwoman of the Board” or “Chairperson of the Board,” as applicable) shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Amended and Restated Bylaws and as the Board of Directors may from time to time prescribe.
Section 9.    Delegation of Authority.
The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 10.    Removal.
Any officer of the Corporation may be removed at any time, with or without cause, by the affirmative vote of a majority of the members of the Board of Directors or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
Section 11.    Resignations.
Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.
Section 12.    Action with Respect to Securities of Other Corporations.
Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President and the Chief Financial Officer shall each have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation or entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation or entity.
ARTICLE V - STOCK
Section 1.    Certificates of Stock; Uncertificated Shares.
The shares of the Corporation shall be evidenced by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares evidenced by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock evidenced by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or a Vice-Chairman of the Board of Directors or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In the case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
Section 2.    Transfers of Stock.
Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 5 of this Article V of these Amended and Restated Bylaws, an outstanding certificate for the number of shares involved, if such stock is certificated, shall be surrendered for cancellation before a new certificate is issued therefor.
Section 3.    Record Date.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date shall be as provided by applicable law.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 4.    Registered Stockholders.
The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 5.    Lost, Stolen or Destroyed Certificates.
The Corporation may issue a new certificate of stock, or uncertificated shares, in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 6.    Regulations.
The issue, transfer, conversion and registration of certificates of stock and uncertificated securities shall be governed by such other regulations as the Board of Directors may establish or its transfer agent may require.
ARTICLE VI - OTHER SECURITIES OF THE CORPORATION
Section 1.    Execution of Corporate Instruments.
All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Article V of these Amended and Restated Bylaws), may be signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.
Section 2.    Voting of Securities Owned by the Corporation.
All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, will be voted, and all proxies with respect thereto will be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President.

ARTICLE VII - NOTICES
Section 1.    Notices.
If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by hand delivery (including use of a delivery service), overnight express courier, facsimile, electronic mail or by other form of electronic transmission consented to by the stockholder to whom the notice is given in the manner provided in Section 232 of the DGCL. Any consent given pursuant to Section 232 of the DGCL shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent, and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this paragraph shall be deemed given: (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by overnight express courier, when dispatched, (iii) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (iv) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (v) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (vi) if by any other form of electronic transmission, when directed to the stockholder.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Corporation’s Certificate of Incorporation or these Amended and Restated Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send such single notice, shall be deemed to have consented to receiving such single written notice. Any such consent shall be revocable by the stockholder by written notice to the Corporation.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 2.    Waivers.
A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.
Section 3.    Notice to Person with Whom Communication is Unlawful.
Whenever notice is required by law or these Amended and Restated Bylaws to be given to any person with whom communication is unlawful, the giving of such notice to such person will not be required and there will be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which will be taken or held without notice to any such person with whom communication is unlawful will have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate will state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

ARTICLE VIII - MISCELLANEOUS
Section 1.    Corporate Seal.
The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 2.    Reliance upon Books, Reports and Records.
Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 3.    Fiscal Year.
The fiscal year of the Corporation shall be as fixed by the Board of Directors.
Section 4.    Time Periods.
In applying any provision of these Amended and Restated Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
Section 5.    Other Offices.
The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
Section 6.    Execution of Corporate Instruments.
The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise required by law or these Amended and Restated Bylaws, and such execution or signature shall be binding upon the Corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as provided in these Amended and Restated Bylaws or as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 7.    Forum for Certain Actions.
Except for (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (b) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, (i) any derivative action or proceeding brought by or on behalf of the Corporation,

(ii) any direct action asserting a claim against the Corporation or any of its directors or officers, pursuant to any provisions of the DGCL, the Corporation’s Certificate of Incorporation or these Amended and Restated Bylaws or (iii) any action asserting a claim of breach of fiduciary duties owed by any director, officer or other employee of the Corporation to the Corporation’s stockholders or (iv) any action asserting a violation of Delaware decisional law relating to the internal affairs of the Corporation, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for such proceedings; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7 of this Article VIII.
ARTICLE IX - INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 1.    Right to Indemnification.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing (hereinafter a “Proceeding”), by reason of the fact that he or she (or a person of whom such person is the legal representative) is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors or is expressly required by law. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or executive officer and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators.
Section 2.    Right to Advancement of Expenses.
In addition to the right to indemnification conferred in Section 1 of this Article IX, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if required by the DGCL, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under Section 1 of this Article IX or otherwise.
Section 3.    Right of Indemnitee to Bring Suit.
If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the

Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, in either case the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Corporation.
Section 4.    Non-Exclusivity of Rights.
The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these Amended and Restated Bylaws, agreement, vote of stockholders or directors or otherwise.
Section 5.    Insurance.
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 6.    Indemnification of Employees and Agents of the Corporation.
The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 7.    Nature of Rights.
The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 8.    Saving Clause.
If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each director and officer to the fullest extent not prohibited by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law. If this Article IX shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify and advance expenses to each director and officer to the fullest extent permitted under any other applicable law.

ARTICLE X - AMENDMENTS
Subject to the limitations set forth in Section 7 of Article IX of these Amended and Restated Bylaws, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Amended and Restated Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal bylaws of the Corporation; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal bylaws of the Corporation, notwithstanding any other provision of these Amended and Restated Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Amended and Restated Bylaws or any preferred stock, the affirmative vote of the holders of at least sixty-seven (67%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Amended and Restated Bylaws.